Artisan Partners Asset Management Inc. Reports November 2015 Assets Under Management
Milwaukee, WI - December 9, 2015 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of November 30, 2015 totaled $102.5 billion. Separate accounts accounted for $47.3 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $55.2 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of November 30, 2015 - ($ Millions)
Global Equity Team
Non-U.S. Growth	30,872
Non-U.S. Small-Cap Growth	1,324
Global Equity	782
Global Small-Cap Growth	136

U.S. Value Team
U.S. Mid-Cap Value	8,774
U.S. Small-Cap Value	937
Value Equity	1,677

Growth Team
U.S. Mid-Cap Growth	15,628
U.S. Small-Cap Growth	2,353
Global Opportunities	7,396

Global Value Team
Non-U.S. Value	16,508
Global Value	14,221

Emerging Markets Team
Emerging Markets	589

Credit Team
High Income	999

Developing World Team
Developing World	278

Firm Total	$102,474	[1]
1 In November, Artisan Funds, Inc. made its annual income and capital gains distributions. As a result, November month-end AUM includes the impact of approximately $616 million of cash distributions not re-invested in the funds.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com